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                                    EXHIBIT 8.1

 [Form of Winston & Strawn Opinions regarding Reincorporation Merger, Corporate
                         Merger, and New Prime REIT status]


                                   ________, 1998

Prime Retail, Inc.
100 East Pratt Street
19th Floor
Baltimore, MD 21202

          Re: FEDERAL INCOME TAX CONSEQUENCES REGARDING REINCORPORATION MERGER, CORPORATE MERGER, AND NEW PRIME REIT STATUS

Dear Ladies and Gentlemen:

          We have acted as special counsel for you in connection with the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc. ("Prime"), Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Horizon Group Properties, Inc. ("Horizon"), Horizon Group Properties, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of February 1, 1998 (the "Merger Agreement"). This opinion letter addresses the federal income tax issues on which you have requested our opinion and is being delivered to you pursuant to Section 6.2(e) of the Merger Agreement. Capitalized terms not defined herein shall have the same meaning as set forth in the Joint Proxy Statement/Prospectus/Information Statement dated ________, 1998 (the "Joint Proxy"), as the context requires.

          In connection with our opinions herein, we have examined the following documents:

          (a)  the Merger Agreement;

          (b) the Officer's Certificate, dated ________, 1998 from Prime to Winston & Strawn, a copy of which is attached hereto;

          (c) Officer's Certificate, dated __________, 1998 from Horizon to Winston & Strawn, a copy of which is attached hereto;

          (d) the opinion letters of Rudnick & Wolfe, dated as of the date hereof, described in Section 6.2(d) of the Merger Agreement and in "The Reincorporation Merger -- Federal Income Tax Consequences" section of the Joint Proxy;

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Prime Retail, Inc.
________, 1998
Page 2

          (e)  the Contribution Agreement;

          (f)  the Tax Disaffiliation Agreement;

          (g)  the Delaware Certificate of Merger;

          (h)  the Horizon/Subsidiary Articles of Merger (Maryland);

          (i)  the Horizon/Subsidiary Certificate of Merger (Michigan);

          (j)  the Prime/Horizon Articles of Merger (Maryland);

          (k)  the Sky Merger Amended and Restated Articles of Incorporation;

          (l)  the Sky Merger Bylaws;

          (m)  the Amended and Restated Prime Partnership Agreement; and

          (n)  the Amended and Restated Registration Rights Agreement,

together with such other documents, records, and matters of law as we have deemed relevant or necessary. We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and that the signatures on all documents examined by us are genuine.

          As to any facts material to our opinions, we have, with your consent, relied on the representations, warranties, covenants, assumptions, and opinions made in the above listed documents by the respective parties thereto. To the extent our opinions refer to the existence or absence of facts based upon our knowledge or of which we are aware, we are referring to the actual knowledge of Winston & Strawn attorneys who have actively represented Prime or its shareholders during the course of our representation of such parties with respect to these opinions. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge concerning any facts should be drawn as a result of the representation undertaken by us. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly qualified is assumed to be correct.

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Prime Retail, Inc.
________, 1998
Page 3

          In rendering these opinions, we have assumed that the transactions contemplated by the Merger Agreement and the Joint Proxy will be consummated in accordance with the operative documents, and such documents accurately reflect the material facts of such transactions. In addition, the opinions set forth herein are based on the correctness of the following specific assumptions: (i) Prime, the Surviving Partnership, the Property Partnerships, the Services Corporation, the Services Partnership, Finance, Finance II, Finance III, Finance IV and the Finance Partnership will each be operated in the manner described in the relevant partnership agreement or other organizational documents and in the Proxy and in accordance with applicable laws; and (ii) each partner of the Surviving Partnership, each of the Property Partnerships, the Services Partnership, and the Finance Partnership has acquired its respective partnership interest in reasonable anticipation of making an economic profit apart from any federal income tax benefits. Any alteration of such facts or assumptions may adversely affect our opinions.

          Subject to the foregoing, we express the following opinions:

          1. Each of the Corporate Merger and Reincorporation Merger will qualify as a reorganization within the meaning of Code section 368(a) to which Prime and Sky Merger Corp. and Horizon and Sky Merger Corp., respectively, will be parties to such reorganizations within the meaning of Code section 368(b);

          2. No gain or loss will be recognized by Prime as a result of either the Corporate Merger or the Reincorporation Merger;

          3. No gain or loss will be recognized by the shareholders of Prime upon the exchange of their Prime Common Shares solely for New Prime Common Shares pursuant to the Corporate Merger;

          4. No gain or loss will be recognized by the shareholders of Prime upon the exchange of their Prime Series A Preferred Shares solely for New Prime Series A Preferred Shares pursuant to the Corporate Merger;

          5. No gain or loss will be recognized by the shareholders of Prime upon the exchange of their Prime Series B Preferred Shares solely for New Prime Series B Preferred Shares pursuant to the Corporate Merger;

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Prime Retail, Inc.
________, 1998
Page 4

          6. No gain or loss will be recognized by the shareholders of Prime upon the exchange of their Prime Series C Preferred Shares solely for New Prime Series C Preferred Shares pursuant to the Corporate Merger;

          7. The Prime Special Distribution should be respected as a distribution made by Prime in respect of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, and should not be treated as other property or money received in the Corporate Merger under Code Section 356(a)(1)(B) for which either Prime Common Shareholders, Prime Series B Preferred Shareholders or Prime Series C Preferred Shareholders would be required to recognize any gain realized from the Corporate Merger (including the receipt of the Prime Special Distribution);

          8. Subject to the conclusion in paragraph 7 above, the initial tax basis of New Prime Common Shares received by any Prime Common Shareholder in exchange for Prime Common Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Common Shares exchanged therefor;

          9. The initial tax basis of New Prime Series A Preferred Shares received by any Prime Series A Preferred Shareholder in exchange for Prime Series A Preferred Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Series A Preferred Shares exchanged therefor;

          10. Subject to the conclusion in paragraph 7 above, the initial tax basis of New Prime Series B Preferred Shares received by any Prime Series B Preferred Shareholder in exchange for Prime Series B Preferred Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Series B Preferred Shares exchanged therefor;

          11. Subject to the conclusion in paragraph 7 above, the initial tax basis of New Prime Series C Preferred Shares received by any Prime Series C Preferred Shareholder in exchange for Prime Series C Preferred Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Series C Preferred Shares exchanged therefor;

          12. The holding period for New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received in exchange for Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, respectively, pursuant to the Corporate Merger will include the period that such Prime Common Shares, Prime

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Prime Retail, Inc.
________, 1998
Page 5


     Series A Preferred shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, respectively, were held by the holder;

          13. Subsequent to the Corporate Merger, the proposed method of operation, described in the Joint Proxy and as represented by Prime and Horizon, will enable New Prime to satisfy the requirements under the Code to qualify as a REIT for federal income tax purposes; and

          14. The discussions in the Joint Proxy under the headings "Summary - Federal Income Tax Consequences", "New Prime Risk Factors - Status of the Corporate Merger as a Tax-Free Reorganization", "New Prime Risk Factors - Adverse Impact of the Failure to Continue to Qualify as a REIT", "New Prime Risk Factors - Effect of REIT Distribution Requirements", "New Prime Risk Factors - Penalty Tax on Prohibited Transactions", "New Prime Risk Factors
     - Ownership Limit Necessary to Maintain REIT Qualification", "New Prime Risk Factors - Tax Termination of Prime Partnership", "HGP Risk Factors - Ownership Limit Necessary to Maintain REIT Qualification", "HGP Risk Factors - Adverse Impact of the Failure to Continue to Qualify as a REIT", "HGP Risk Factors - Effect of REIT Distribution Requirements", "HGP Risk Factors - Penalty Tax on Prohibited Transactions", "HGP Risk Factors - Taxable Nature of Certain Distributions", "The Partnership Merger - Federal Income Tax Consequences of the Partnership Merger", "The Reincorporation Merger - Federal Income Tax Consequences", "The Corporate Merger - Federal Income Tax Consequences", and "Prime Partnership Agreement - Tax Matters" fairly summarize the federal income tax considerations that are likely to be material to Prime Shareholders or Horizon Common Shareholders.

          15. The discussions in the Joint Consent Solicitation Proxy Statement/Prospectus/Information Statement filed by Prime Partnership, Horizon Partnership, and HGP LP dated ______________, 1998 (the "Joint Consent") under the headings "Summary - Federal Income Tax Consequences of the Partnership Merger", "Prime Partnership Risk Factors - Adverse Impact of New Prime's Failure to Continue to Qualify as a REIT", "Prime Partnership Risk Factors - Effect of REIT Distribution Requirements", "Prime Partnership Risk Factors - Penalty Tax on Prohibited Transactions", "Prime Partnership Risk Factors - Restrictions upon Transfer to Avoid Publicly Traded Partnership Status", "Prime Partnership Risk Factors - Ownership Limit Necessary to Maintain REIT Qualification", "Prime Partnership Risk Factors - Tax Termination of Prime Partnership", "HGP LP Risk Factors - Adverse Impact of the Failure to Continue to Qualify as a REIT", "HGP LP Risk Factors - Ownership Limit Necessary to Maintain REIT Qualification", "HGP


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Prime Retail, Inc.
________, 1998
Page 6

     LP Risk Factors - Effect of REIT Distribution Requirements", "HGP LP Risk Factors - Penalty Tax on Prohibited Transactions", "The Partnership Merger - Federal Income Tax Consequences of the Partnership Merger", "Federal Income Tax Consequences of the Transactions" and all subsections thereunder, "Description of the Capital Stock of New Prime - Restrictions on Ownership and Transfer", "Comparison of Rights of Shareholders -Restrictions on the Ownership Transfer or the Issuance of Shares", "Prime Partnership Agreement - Tax Matters", "Horizon Group Properties, L.P. - The HGP 1998 Stock Incentive Plan", "Horizon Group Properties, L.P. - Federal Income Tax Consequences of Continuing Ownership of HGP LP Common Units", "Horizon Group Properties, L.P. - Entity Classification", "Horizon Group Properties, L.P. - Allocations of Partnership Items", "Horizon Group Properties, L.P. - HGP LP Distributions", "Horizon Group Properties, L.P. -Dispositions and Exchanges/Redemptions of HGP LP Common Units", "Horizon Group Properties, L.P. - Tax Returns and Other Tax Matters Affecting Holders of HGP LP Common Units", "Horizon Group Properties, L.P. - Limitations on Deductibility of Losses", and "Horizon Group Properties, L.P. - Alternative Minimum Tax" fairly summarize the federal income tax considerations that are likely to be material to Prime Partnership partners, Horizon Partnership partners, and HGP LP partners.

          These opinions are rendered only as to the date hereof, and we undertake no obligation to update these opinions. Pursuant to the analysis described in Treasury Regulation section 1.6662-4(d)(3)(ii), our opinions are based upon the current provisions of the Code, as amended, currently applicable Treasury Regulations promulgated or proposed thereunder, currently published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinions. Our opinions are rendered only as of the date hereof and we take no responsibility to update these opinions after this date. Our opinions do not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

          New Prime's qualification and taxation as a REIT depend upon New Prime's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Joint Proxy with regard to, among other things, the sources of gross income, the composition of assets, the level of distributions to stockholders, and the diversity of its stock ownership. Winston & Strawn undertakes no responsibility to, and will not review New Prime's compliance with these requirements on a continuing basis. Accordingly, no


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Prime Retail, Inc.
________, 1998
Page 7

assurance can be given that the actual results of Prime's operations, the nature of its assets, the amount and types of its gross income, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. In particular, we would note that, although New Prime's Charter contains certain provisions which restrict the ownership and transfer of New Prime's capital stock and which are intended to prevent concentration of stock ownership, such provisions do not ensure that New Prime will be able to satisfy the requirement set forth in Code section 856(a)(6) that it not be "closely held" within the meaning of Code section 856(h) for any given taxable year, primarily, though not exclusively, as a result of fluctuations in value among the different classes of New Prime's capital stock.

          These opinions are rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than Prime shareholders in connection with the Corporate Merger, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as an Exhibit 8.1 to the [REGISTRATION STATEMENT] and the use of our name in the Proxy under the section entitled "The Corporate Merger -- Federal Income Tax Consequences" and "The Reincorporation Merger -- Federal Income Tax Consequences." In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,


                              WINSTON & STRAWN

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        [FORM OF OFFICER'S CERTIFICATE REGARDING WINSTON & STRAWN OPINIONS]


                                  PRIME RETAIL, INC.

                                OFFICER'S CERTIFICATE

     Prime Retail, Inc. ("Prime") or New Prime, as the case may be, on behalf of itself, Prime's Affiliates and shareholders, Prime Retail, L.P. ("Prime Partnership") and New Prime's Affiliates and shareholders hereby certifies and represents to Winston & Strawn as of the date hereof solely for purposes of the legal opinions to be rendered in connection with the transactions contemplated by the Joint Proxy Statement/Prospectus/Information Statement (the "Joint Proxy") and the Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Horizon Group Properties, Inc., Horizon Group Properties, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of February 1, 1998 (the "Merger Agreement") as follows (capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Joint Proxy):

1. The undersigned, C. Alan Schroeder, is the duly qualified and elected Senior Vice President-General Counsel and Secretary of Prime Retail, Inc., a Maryland corporation ("Prime"), and as such is familiar with the facts certified and the representations made herein and is duly authorized to make such certifications and representations for Prime, its Affiliates and shareholders and Prime Partnership. Further, the undersigned, C. Alan Schroeder, will be the duly qualified and elected Senior Vice President-General Counsel and Secretary of New Prime, a Maryland corporation ("New Prime"), and as such is familiar with the facts certified and the representations made herein and is duly authorized to make such representations for New Prime and its Affiliates and shareholders.

2. The fair market value of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received in exchange for Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, respectively, will equal the fair market value of the Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares surrendered in such exchange. The aggregate fair market value of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received in exchange for the Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares will represent in excess of fifty percent of the sum of (i) the aggregate fair market value of such New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, and New Prime Series C Preferred Shares received, plus
     (ii) the aggregate cash distributed to Prime Shareholders pursuant to the Prime Special Distribution.

3. There is no plan or intention by Prime Shareholders who own one percent or more of the Prime stock, and to the best of the knowledge of the management of Prime, there is no plan or intention on the part of the remaining Prime Shareholders or Sky Merger shareholders to sell, exchange, or otherwise dispose of a number of shares of New Prime stock received in the Corporate Merger that would reduce either the Prime Shareholders' or Sky Merger shareholders' ownership of New Prime stock to a number of shares having a fair market value, as of the date of the Corporate Merger, of less than fifty percent of the fair market value of all of the formerly outstanding stock of Prime as of the same date. For purposes of this representation, Prime Series A Preferred Shares surrendered by dissenters and Sky Merger Common Shares exchanged for cash in lieu of fractional shares of New Prime stock will be treated as outstanding Prime Series A Preferred Shares and Sky Merger shares, respectively, on the Closing. Moreover, shares of Prime stock and shares of New Prime stock held by Prime shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Closing will be considered in making this representation.

4. New Prime has no plan or intention to reacquire any of its stock issued in the Corporate Merger.

5. [EXCEPT TO THE EXTENT DESCRIBED IN SCHEDULE I ATTACHED HERETO,] the New Prime has no plan or intention to sell or otherwise dispose of any of the assets of Prime acquired in the Corporate Merger, except for dispositions made in the ordinary course of business or asset transfers to corporations controlled by New Prime, as described in Code section 368(a)(2)(C).

6. The liabilities of Prime or its Affiliates assumed by New Prime and the liabilities to which the transferred assets of Prime are subject were incurred by Prime or its Affiliates in the ordinary course of their businesses.

7. Following the Corporate Merger, the New Prime will continue the historic business of Prime and use a significant portion of Prime's historic business assets in a business.

8. Prime, its Affiliates, Prime Shareholders, and to the best of the knowledge of Prime management, New Prime, Sky Merger, and Sky Merger shareholders will each pay their own respective expenses, if any, incurred in connection with the Corporate Merger.

9. There is no intercorporate indebtedness existing between Prime and either Horizon or Sky Merger that was issued, acquired, or will be settled, at a discount.

10. Neither Prime, Sky Merger, Horizon, their Affiliates is under the jurisdiction of a court in a title 11 case, a receivership, foreclosure, or similar proceeding under federal or state law for purposes of Code section 368(a)(3)(A).

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11.       The aggregate fair market value of the assets of Prime transferred to the New Prime equals or exceeds the sum of the liabilities assumed by New Prime plus the amount of liabilities, if any, to which the transferred assets are subject.

12. Prior to and in connection with the Corporate Merger, Prime (a) neither made nor declared any distributions to its shareholders, except for the Prime Special Distribution, and (b) did not redeem any Prime Shares.

13. Prior to and in connection with the Corporate Merger, no person related to Prime purchased any Prime Shares for purposes of Temporary Treasury Regulations section 1.368-1T(e).

14. Rudnick & Wolfe's opinions as to (i) the qualification of the Reincorporation Merger as a valid Code section 368(a) reorganization and
     (ii) the status of each of Horizon as a REIT, and Horizon Partnership and each subsidiary of Horizon Partnership, formed under relevant state law as a partnership, joint venture or limited liability company, as a partnership for federal income tax purposes are true and correct, and Winston & Strawn may rely upon these Rudnick & Wolfe opinions.

15. Prime has operated in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, Prime's Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate.

16. New Prime intends to operate in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, New Prime's Article of Incorporation and Bylaws, and in the manner described in the Joint Proxy and this Certificate.

17. Prime Partnership has operated, and intends to continue to operate, in accordance with the Delaware Revised Uniform Limited Partnership Act, all other applicable laws of the State of Delaware, the Second Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P. (the "Partnership Agreement"), and in the manner described in the Joint Proxy and this Certificate. Each of the Property Partnerships (as defined in the Joint Proxy) has operated, and intends to continue to operate, in accordance with the applicable laws of the State in which it was formed, its respective partnership agreement, and in the manner described in the Joint Proxy and this Certificate. Prime Retail Finance Limited Partnership (the "Finance Partnership") has operated, and intends to continue to operate, in accordance with the Delaware Revised Uniform Limited Partnership Act, all other applicable laws of the State of Delaware, and its partnership agreements and in the manner described in the Joint Proxy and this Certificate. The Partnership Agreement and the partnership agreements for each of the Property Partnerships and the Finance Partnership have been duly executed.

18. Prime Retail Service, Inc. (the "Services Corporation") a Maryland corporation, has operated, and intends to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, the Services Corporation's Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. None of Prime, New Prime and Prime Partnership has at any time owned or will own any voting stock in the Services Corporation, and a majority of Prime's directors and New Prime's directors could not, and will not be able to, vote for or elect the directors of the Services Corporation. Furthermore, a majority of Prime's directors and New Prime's directors are not, and are not expected to be in the future, directors, officers, shareholders, or employees of the Services Corporation. The sale, transfer, or other disposition of the common stock of the Services Corporation by the holders thereof is not subject to any restrictions. Prime Retail Services Limited Partnership (the "Services Partnership") has operated, and intends to continue to operate, in accordance with the Delaware Revised Uniform Limited Partnership Act and all other applicable laws of the State of Delaware, its Agreement of Limited Partnership, and in the manner described in the Joint Proxy and this Certificate. The Services Partnership currently performs, and in the future will perform, only the activities of (i) selling coupon books which provide (a) discounts for merchandise offered by tenants at properties owned by Prime, New Prime, Prime Partnership, or the Property Partnerships and (b) discounts at area attractions; (ii) operating informational booths at such properties; (iii) selling and renting miscellaneous items at the informational booths to shoppers at such properties; (iv) providing miscellaneous services at the informational booths to shoppers at such properties; and (v) renting "push carts" to various venders for use in common areas at such properties. The Services Partnership will perform only activities and services with respect to properties owned by New Prime, Prime Partnership, or the Property Partnerships and only such activities and services which a real estate investment trust ("REIT") could perform without causing amounts received from such properties to be treated as other than "rents from real property" within the meaning of Code section 856(d). The Services Partnership has no plan or intention to perform any activities or services other than those identified in clauses (i) through
     (v) of this paragraph.

19. Prime Retail Finance, Inc. ("Finance"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Prime Retail Finance II, Inc. ("Finance II"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Prime Retail Finance III, Inc. ("Finance III"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Prime Retail Finance IV, Inc. ("Finance

     IV"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. At all times since the formation of Finance, Finance II, Finance III, and Finance IV, Prime has owned 100% of their outstanding stock (both voting and nonvoting).

20. Prime Partnership, the Property Partnerships, the Finance Partnership, and the Services Partnership were formed, have been operated, and intend to continue to operate, in reasonable anticipation of making an economic profit, not taking into account any federal income tax benefits. The respective general partner of each of these partnerships acts for its own account and not as an agent or dummy of the limited partners. None of the partnership interests in Prime Partnership, the Property Partnerships, the Finance Partnership and the Services Partnership (i) are currently traded or will be traded on any securities exchange or any local or over-the-counter market (or other interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers) or (ii) are registered or will be registered under the Securities Act of 1933. At no time will there be more than 500 partners in each of Prime Partnership, the Property Partnerships, the Finance Partnership, and the Services Partnership (determined by treating each person who indirectly owns an interest in Prime Units through a partnership, grantor trust or S corporation as a separate partner). None of Prime Partnership, the Property Partnerships, the Finance Partnership, and the Services Partnership have ever received any formal or informal notice from the Internal Revenue Service (the "Service") indicating that an examination is underway or will be made.

21. For all taxable years ending after the Closing Date, at least 90% of the gross income derived by Prime Partnership shall consist only of amounts from the following sources: (A) interest, (B) dividends, (C) real property rents, (D) gain from the sale or other disposition of real property (including property described in section 1221(1)), (E) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), or the marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber), or (F) any gain from the sale or disposition of a capital asset (or property described in section 1231(b)) held for the production of income described in (A)-(E) of this paragraph.

22. Prime's taxable year for federal income tax purposes is the calendar year. Prime made the election specified in Code section 856(c) to be a REIT, effective for its taxable year ending December 31, 1994. Such election was made and filed with its federal income tax return for the taxable year ending December 31, 1994, and such return was properly filed with the Service on or before the due date thereof (taking into account any extensions that may have been granted).

23. For each of its taxable years, Prime and the New Prime expect that, and intend to take all measures within their control (including without limitation monitoring and enforcing all restrictions of stock ownership contained in New Prime's Articles of Incorporation), to ensure that, (A) the beneficial ownership of Prime and New Prime has been and will be held at all times by 100 or more persons as required by Code section 856(a)(5) and, (B) at no time during the last half of any taxable year after the first taxable year for which the REIT election was made, has or will more than 50% in value of Prime's or New Prime's outstanding stock be owned, directly or indirectly (taking into account the constructive ownership rules of Code section 856(h)) by or for five or fewer individuals. As of the date hereof, Prime is not aware of any facts or circumstances that would indicate requirements (A) and (B) of this paragraph have not been satisfied. To the best of Prime's knowledge, no individual shareholder owns directly or indirectly more than 9.9% of the value of Prime's outstanding stock.

24. Prime at all times has been, and the New Prime intends to be, managed by one or more directors or trustees, and the beneficial ownership of Prime has been, and the beneficial ownership of New Prime will be, evidenced by transferable shares. With the exception of restrictions imposed by Prime's Amended and Restated Articles of Incorporation, as amended, [AND] the terms of the 1994 and 1995 Stock Incentive Plans for certain employees and directors [AND RECENT EMPLOYMENT OR OTHER AGREEMENTS], there are no restrictions on the transfer of Prime's shares. Further, with the exception of certain restrictions imposed by the New Prime's Articles of Incorporation, there will be no restrictions on the transfer of New Prime shares.

25. Prime has compiled an analysis for Winston & Strawn demonstrating its compliance with the 95% and 75% gross income tests of Code section 856(c) for its taxable years ending December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997, and for the short period taxable year from January 1, 1998 to the Closing Date (the "Short Period Year"). Such analysis accurately shows the amounts and types of income received by Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III, and Finance IV for such taxable years. Prime does not anticipate earning in the current taxable year or future taxable years significant gross income of any type not reflected in this analysis. Furthermore, Prime does not anticipate that the percentage for various categories designated in the analysis as "Bad Income" taken as a percentage of the total revenues expected to be earned by Prime or Prime Partnership will increase materially for the taxable year ending December 31, 1998 or any taxable year thereafter as compared to 1994, 1995, 1996, 1997 and the Short Period Year.

26. New Prime has compiled an analysis for Winston & Strawn demonstrating its projected compliance with the 95% and 75% gross income tests of Code section 856(c) for its taxable years ending December 31, 1998 and December 31, 1999. Such analysis projects the amounts and types of income to be received by New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III, and Finance IV for such taxable years. New Prime does not anticipate earning in the current taxable year or future taxable years significant gross income of any type not reflected in this analysis. Furthermore, New Prime does not anticipate that the percentage for various categories designated in the analysis as "Bad Income" taken as a percentage of the total revenues expected to be earned by New Prime or Prime Partnership will increase materially for the taxable year ending December 31, 1998 or any taxable year thereafter as compared to the total revenues earned by Prime or Prime Partnership in 1994, 1995, 1996, 1997 and the Short Period Year.

27. At least 95% of the gross income derived by Prime and Prime Partnership for taxable years 1994, 1995, 1996, 1997 and the Short Period Year has consisted of amounts derived by Prime and Prime Partnership from the following sources:

     (A) income from the rental of real property (which term shall be deemed to include for purposes of this Certificate any property acquired by Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III, and Finance IV after the date hereof), including for this purpose both rents attributable to personal property that satisfies the conditions described in paragraph 30 below and charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding (i) any rents received or accrued from persons identified in Code section 856(d)(2)(B) (as described in paragraph 31 below), (ii) any amount described in Code section 856(d)(2)(A) (discussed in paragraph 29 below), and
          (iii) any rent received from a tenant to whom or with respect to whom services are provided other than services described in paragraph 32 below;

     (B) gain realized upon the sale or other disposition of stock, securities, and real property which is not inventory or other property held for sale to customers in the ordinary course of business;

     (C) interest, but excluding (i) interest determined in whole or in part on the income or profits of any person, and (ii) in the case of interest paid by any partnership in which Prime or Prime Partnership has an interest, the portion of the interest attributable to such ownership interest;

     (D)  dividends;

     (E)  abatements and refunds of real property taxes;

     (F) income and gain derived from "foreclosure property" as defined in Code section 856(e);

     (G) amounts (other than amounts determined in whole or in part based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and mortgages secured by real property); and

     (H) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code section 857(b)(6).

     For purposes of this representation and all other representations relating to the gross income of Prime or Prime Partnership, each has been treated as receiving a pro rata share, based on its capital interest within the meaning of Treasury Regulations section 1.856-3(g), of all gross income derived by any partnership in which it is a partner. Additionally, for purposes of this representation, all gross income received by Finance, Finance II, Finance III, Finance IV or any other subsidiary in which at all times Prime has owned 100% of its outstanding stock, shall be treated as income of Prime. New Prime and Prime Partnership intend to take all measures within their control to ensure that for the current taxable year and all future taxable years, at least 95% of their gross incomes will be derived from the sources listed in clauses (A) through (H) of this paragraph.

28. At least 75% of the gross income derived by Prime and Prime Partnership for taxable years 1994, 1995, 1996, 1997 and the Short Period Year has consisted of amounts derived by Prime and Prime Partnership from the following sources:

     (A) income from the rental of real property (which term shall be deemed to include for purposes of this Certificate any property acquired by Prime, Prime Partnership, the Property Partnerships, Finance, Finance II, Finance III, or Finance IV after the date hereof), including for this purpose both rents attributable to personal property that satisfies the conditions described in paragraph 30 below and charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding
          (i) any rents received or accrued from persons identified in Code section 856(d)(2)(B) (as described in paragraph 31 below), (ii) any amount described in Code section 856(d)(2)(A) (which is discussed in paragraph 29 below), and (iii) any rent received from a tenant to whom or with respect to whom services are provided other than services described in paragraph 32 below;

     (B) interest on obligations secured by mortgages on real property or interests in real property, but excluding (i) interest determined in whole or in part based on the profits or income of any person and (ii) in the case of interest paid by any partnership in which Prime or Prime Partnership has an interest, the portion of the interest attributable to such ownership interest;

     (C)  gain from the sale or other disposition of real property
          (including interests in real property and interests in mortgages on real property) other than property which is held as inventory or for sale to customers in the ordinary course of business;

     (D) dividends or other distributions on, and gain, other than gain from a prohibited transaction within the meaning of Code section 857(b)(6), from the sale or disposition of transferable shares in other REITs;

     (E)  abatements and refunds of real property taxes;

     (F) income and gain derived from "foreclosure property" as defined in Code section 856(e);

     (G) amounts (other than amounts determined in whole or in part based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and mortgages secured by real property);

     (H) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code section 857(b)(6); and

     (I)  "qualified temporary investment income" as defined in Code section 856(c)(6)(D).

     New Prime and Prime Partnership intend to take all measures within their control to ensure that for the current taxable year and all future taxable years, at least 75% of their gross incomes will be derived from the sources listed in clauses (A) through (I) of this paragraph.

29. No amounts previously paid or payable (except for a de minimis amount representing no more than .25% of Prime's or Prime Partnership's annual gross income) to Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, the Services Partnership, Finance, Finance II, Finance III, or Finance IV in connection with the rental of property depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such property (except that such amounts may be based on a fixed percentage or percentages of receipts or sales). None of New Prime, Prime Partnership, the Property Partnerships, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III, and Finance IV expects to enter into any lease agreement or other arrangement in connection with the rental of property under which amounts will be paid based in whole or in part on the income or profits derived by the tenant under such lease or arrangement, and each intends to take all measures within its control to ensure that no such amounts are received. As to each lease under which the tenant pays rent based upon a fixed percentage of sales or receipts, the rental provisions conform with normal business practice (taking into account the lease itself and the surrounding circumstances) and are not used as means to base the rent paid on the income or profits of the ultimate tenant.

30. Other than with respect to certain rents received by the Services Partnership from push cart vendors, which rents are less than .25% of the annual gross income of Prime's or Prime Partnership's gross income, (A) less than 15% of the rent received from each of the properties has been, and is expected to be while in New Prime's possession, attributable to personal property (determined by the ratio of adjusted basis of the personal property subject to a lease to the total adjusted basis of all property subject to that lease); and (B) all personal property contained in the properties leased by Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III, or Finance IV has been, and is anticipated to be while in New Prime's possession, leased under or in connection with the lease of real property.

31. No gross rental income received by Prime, New Prime or Prime Partnership has been, or is expected to be, received or accrued directly or indirectly from any person in which Prime or New Prime owns (A) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock, or (B) in the case of an entity other than a corporation, an interest in 10% or more of the assets or net profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the attribution rules of Code section 318 as modified by Code section 856(d)(5).

32. None of Prime, New Prime, Prime Partnership, the Property Partnerships, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV has provided, or intends to provide, to any tenants of the properties any services that (i) are not customarily rendered in connection with the rental of space for occupancy only and (ii) are rendered primarily for the convenience of the tenant. Based upon its experience and that of its affiliates in the various geographic markets in which the properties are located, Prime and New Prime expect that all services previously provided or that will be provided to tenants of the properties directly by Prime, New Prime, Prime Partnership, the Property Partnerships, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III, or Finance IV will be considered usually or customarily rendered in connection with the rental of space of the type rented for occupancy in the market in which the property is located. In the event that New Prime, Prime Partnership, the Property Partnerships, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV decide in the future to provide any services to the tenants which would not be customary as described above, all such services will be performed by an "independent contractor" within the meaning of Code section 856(d)(3) from whom New Prime, Prime Partnership, the Property Partnerships, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III, and Finance IV derive no income. All independent contractors have received and are expected to receive in the future reasonable compensation for services rendered, and such compensation has been, or will be, established after arm's-length negotiations. For purposes of this representation, Prime has assumed that if and to the extent there is either (A) "concierge services," (B) parking garage or parking lot facilities where there are attendants present or other paid parking services, or (C) construction or "build-out" services (other than supervision of contractors), such services have not been treated as customary within the meaning of this paragraph; and both Prime and New Prime intend such services to be performed by independent contractors within the meaning of Code section 856(d)(3).

33. If Prime, New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III and Finance IV engage in real estate activities which involve the sale or other disposition of property held primarily for sale to customers in the ordinary course of business and which constitute prohibited transactions as defined in Code section 857(b)(6), such activities will be conducted through one or more special purpose corporations in which Prime Partnership has or will have a nonvoting stock interest. Prime has taken, and New Prime will take, all necessary measures to ensure that the stock interest owned by Prime Partnership in any such corporation will not exceed 10% of the voting securities of such corporation and that the value of the stock interest will not exceed 5% of the value of Prime's total gross assets.

34. Prime, New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III and Finance IV have derived, and intend to derive, amounts with respect to interest on obligations secured by mortgages on real property described above in paragraph 28(B) where the mortgages also cover property in addition to real property only if the loan value of the real property is at least equal to 75% of the amount of the loan.

35. Prime Partnership has received fees in consideration of the performance of management and administration services with respect to properties that are not owned entirely by Prime Partnership. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) is treated by Prime as not qualifying under the 75% and 95% gross income tests of Code section 856(c) for the purpose of the representations made herein. Prime Partnership may also receive other types of income with respect to the properties it owns that do not qualify for the 75% and 95% gross income tests. New Prime and Prime Partnership intend to take all measures within their control to ensure that the aggregate amount of such fees and Bad Income in any taxable year will not cause New Prime to exceed the limits on nonqualifying income under the 75% or 95% gross income tests.

36. For their 1994, 1995, 1996, and 1997 taxable years, less than 30% of the gross incomes of Prime and Prime Partnership was derived from the sale or other disposition of the following: (A) stock or securities held for less than one year; (B) property in a transaction which is a "prohibited transaction" within the meaning of Code section 856(c)(4)(B); and (C) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted within the meaning of Code section 1033 or property which constitutes "foreclosure property" within the meaning of Code section 856(e). Prime understands that an interest rate swap or cap agreement which Prime uses to hedge any variable rate indebtedness used to carry real property constitutes a security for this 30% test. Prime and Prime Partnership intend to take all measures within their control to ensure that for the current taxable year and any future taxable year less than 30% of their gross incomes will be derived from the sources described in clauses
     (A), (B), and (C) of this paragraph.

37. Within two years of any acquisition by Prime, New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III or Finance IV of property through "foreclosure" (within the meaning of Code section 856(e) including space reacquired by dispossessing defaulted tenants) or within such additional period as Prime or New Prime may obtain by extension from the Service, Prime, New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III, or Finance IV as the case may be, has sold the property, or intends to take such action necessary to ensure that the property is sold, or take such other actions as are necessary to ensure that income derived from such property will not cause Prime or New Prime to fail the gross income tests set forth in Code section 856(c). With respect to any foreclosure property, none of New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III and Finance IV intends (i) to enter into any lease which will result in income not qualifying under the gross income tests of Code section 856(c); (ii) to cause construction to take place on such property unless such construction involves the completion of a building or other improvement where more than 10% of the construction of such building was completed before default became imminent; and (iii) within 90 days of acquisition of any foreclosure property, to use such property in a trade or business, other than through an independent contractor as defined in Code section 856(d)(3) from whom New Prime and Prime Partnership derive or receive no income.

38. Prime has properly reported and paid the appropriate tax on income from prohibited transactions, if any, within the meaning of Code section 857(b)(6). Since its formation, Prime has sold or caused the sale of no more than [FOUR] outlets.

39. Prime's federal income tax returns (which includes Finance, Finance II, Finance III, and Finance IV) and those of Prime Partnership, the Property Partnerships, the Finance Partnership, the Services Partnership, and the Services Corporation have been timely filed and all such returns accurately portray the respective incomes of all such entities in every material respect. The copies of the federal income tax returns provided to Winston & Strawn accurately reflect the tax returns that have been or will be filed with the Service. Prime has maintained all records and files necessary to comply with the requirements of the Code and the regulations promulgated thereunder (including without limitation Treasury Regulations section 1.856-4), and New Prime will take all measures within its control to continue to maintain all records and files in accordance with the requirements of the Code and the regulations.

40. Prime, New Prime, and Prime Partnership have filed, or will file, all of their respective federal income and information tax returns for the taxable year ended December 31, 1994 and all subsequent taxable years, and have caused, and will cause, Castle Rock Factory Shops Partnership and/or any direct or indirect subsidiary entity of any of the foregoing to file all of their respective federal income and informational tax returns for the taxable year ended December 31, 1994, and all subsequent taxable years, in a manner consistent with the position taken by Colorado Factory Shops Limited Partnership on its federal income and informational tax returns for the taxable year ended December 31, 1993 regarding the accrual for the taxable year ended December 31, 1993 of all amounts payable under that certain Development Agreement, dated July 26, 1991, by and between the Town of Castle Rock and Colorado Factory Shops Limited Partnership, as amended by a First Amendment, dated February 13, 1992, a Second Amendment, dated March 5, 1992, and a Third Amendment, dated April 9, 1992, and a Fourth Amendment, dated April 16, 1992.

41. Amounts received, or to be received by the Arizona Factory Shops Partnership from the City of Phoenix, Arizona in exchange for storm drain land and storm drain improvements represent payment only for such properties as determined after arm's-length negotiations.

42. All Joint Venture Partnership agreements with respect to property management fees, development fees, construction management fees, leasing commissions, or similar fees or payments were negotiated at arm's-length, and the amount of such fees and payments represent reasonable amounts for the services rendered.

43. All annual amounts that Prime, New Prime, Prime Partnership, each of the Property Partnerships, the Finance Partnership, the Services Partnership, Finance, Finance II, Finance III and Finance IV receive, or will receive, under leases, contracts, or other agreements with state or local governments or agencies or instrumentalities thereof and which Prime takes the position are excludible from gross income for federal income tax purposes under Code section 103 are no more than .25% of Prime's or Prime Partnership's total annual income. All other leases, contracts, or other agreements with state or local governments or agencies or instrumentalities thereof pursuant to which Prime directly or indirectly receives money or other property are entered into for the purpose of providing Prime an abatement of real estate property taxes and such money or other property are included in Prime's gross income. Further, New Prime will take all appropriate measures to ensure that the statements contained in this representation 43 remain accurate.

44. Prime (i) has not received any letter, notice, or other written or oral transmittal from the Service regarding its status as a REIT; (ii) has not received any opinion of counsel or letter from its accountants that indicates it may not qualify as a REIT; and (iii) is not currently undergoing an audit by the Service.

45. At least 75% in value of Prime's total assets, including assets held through partnerships in which it holds an interest or through Finance, Finance II, Finance III, and Finance IV has at all times consisted of assets of the following types:

     (A)  land or interests therein;

     (B) buildings, including wiring, plumbing systems, elevators, escalators, and other structural components thereof, but not including any personal property associated with such real property (such as furnishings, appliances, draperies, equipment, machinery, etc.);

     (C) loans (including accrued interest thereon) directly secured by a duly recorded mortgage on real property of the type described in
          (A) or (B) above;

     (D) cash and cash items, including cash on hand, time and demand deposits with financial institutions, and receivables arising in the ordinary course of Prime's operations (other than those purchased from another person) but excluding bankers' acceptances, repurchase agreements, and other similar instruments;

     (E) securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificate of deposit for any of the foregoing; and

     (F) only during the one year period commencing on the date new capital is received, stock or debt instruments sold to the public attributable to the temporary investment of such new capital.

     New Prime intends to take all measures within its control to ensure that in the current taxable year and all future taxable years, at least 75% in value of its total assets will consist of the assets identified in clauses
     (A) through (F) of this paragraph.

46. At no time has more than 25% in value of Prime's total assets been represented by, and New Prime intends to take all measures within its control to ensure that at no time in the future will more than 25% in value of Prime's total assets be represented by, securities other than those described in paragraph 45 above;

47. Prime has not owned, and New Prime intends to take all measures within its control to ensure that it will not own, at the end of any calendar quarter securities in any corporate issuer (other than Finance, Finance II, Finance III, Finance IV or a future wholly-owned corporation whose stock is entirely owned by New Prime) that either (A) represent in excess of 10% of the outstanding voting securities of any such issuer or (B) have an aggregate value in excess of 5% of the value of the total assets of Prime or New Prime as determined in accordance with Treasury Regulations section 1.856-2(d)(2). For the purposes of this representation, Prime and New Prime will be treated as owning their pro rata share (based on its capital interest) of all securities held by partnerships in which it holds an interest. Prime and New Prime understand that for the purposes of this representation they are entitled to take into consideration the provision of Code section 856(c)(5) allowing a 30 day period to correct any failure to comply with this representation as the result of any acquisition of a security during the calendar quarter.

48. Except as provided in paragraph 33 above, Prime has taken, and New Prime intends to take, all actions within their control to ensure that all properties currently held and which may later be held by Prime, New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III and Finance IV are held for investment purposes and not as (A) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (B) property held primarily for sale to customers in the ordinary course of business.

49. Prime has furnished Winston & Strawn with access to all leases for properties in which Prime directly or indirectly holds an ownership interest.

50. New Prime will furnish to Winston & Strawn with access to all leases for properties in which New Prime directly or indirectly holds an ownership interest.

51. Prime has furnished Winston & Strawn with accurate copies of all its audited financial statements, including the opinion of its public accountants. Copies of all documents furnished by Prime to Winston & Strawn have conformed to the originals.

52. Prime has taken, and New Prime intends to take, all necessary actions within its control to ensure that, Prime, New Prime, Prime Partnership, the Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III, and Finance IV revalue their assets at the end of each quarter of each taxable year in which securities or other property are acquired and will eliminate within 30 days after the end of each such quarter any discrepancy between the value of Prime's or New Prime's various investments and the requirements of Code section 856(c)(5) to the extent attributable in whole or in part to acquisitions during such quarter.

53. For each of its 1994, 1995, 1996, 1997 and the Short Period Year taxable years, Prime has distributed to shareholders within each taxable year or within 30 days after the end of each taxable year for which a distribution is declared and payable to shareholders of record prior to the end of such taxable year 95% of its real estate investment trust taxable income as such term is defined in Code section 857(b)(2). (For purposes of the foregoing statement with respect to the Short Period Year taxable year, Prime meets this 95% distribution requirement even if the Prime Special Distribution is not taken into account.) Prime and New Prime intend to take all actions within its control that are necessary to ensure the distribution requirements of Code section 857 are satisfied for the current taxable year and all future taxable years.

54. Prime has distributed currently for each of 1994, 1995, 1996, 1997, and the Short Period Year an amount at least equal to the sum of the following: (i) 85% of Prime's ordinary income for such taxable year, (ii) 95% of Prime's capital gain net income for such taxable year, and (iii) any undistributed ordinary income or capital gain net income from prior taxable years. (For purposes of the foregoing statement with respect to the Short Period Year taxable year, Prime meets this distribution requirement even if the Prime Special Distribution is not taken into account.) New Prime intends to take all necessary actions within its control to ensure that this requirement will be met in the current taxable year and all future taxable years.

55. All distributions have been made, and will in the future be made, in accordance with the terms of Prime's Amended and Restated Articles of Incorporation, as amended or New Prime's Articles of Incorporation, as the case may be.

56. Prime has complied with the requirements of Code section 857(a)(2) and Treasury Regulations sections 1.857-8 and 1.857-9 (relating to records to be maintained concerning stock ownership and information required to be requested from shareholders of Prime who own greater than the applicable ownership percentage in such regulations). Prime intends to take all actions necessary within its control to ensure that such requirements are satisfied in the current taxable year and all future taxable years.

57. With respect to the Convertible Preferred Stock, Prime does not have any present plan or intention to exercise its option to redeem the Convertible Preferred Stock before [MARCH 31, 1999].

58. New Prime, as general partner of Prime Partnership, intends to actively manage the business of Prime Partnership, and does not intend to act, as an agent for the account of the other partners in Prime Partnership.

59.       Prime currently owns [   ]% of the Common Units of Prime Partnership,
     [  ]% of the Preferred Units, and [   ]% of the Convertible Preferred
     Units.  Upon consummation of the transactions contemplated in the Joint
     Proxy and the Merger Agreement, New Prime will own [   ]% of the Common
     Units of Prime Partnership, [   ]% of the Preferred Units, and [   ]% of
     the Convertible Preferred Units.

60.       Prime currently has approximately $[   ] in net assets and New Prime
     does not intend to significantly reduce its net assets in the foreseeable future.

61. The Prime Special Distribution will be paid from internal funds or from proceeds from the [unsecured Nomura loan] deposited with [the stock transfer/paying agent] prior to the Mergers.

62. To the extent any of the foregoing representations relate to the future operations of New Prime, unexpected events may cause a deviation from one or more of the intended operating principles set forth herein, and in such case, New Prime, if it takes actions inconsistent with the business plan reflected in such representations, intends to do so in a manner to preserve in all events the status of New Prime as a REIT under the Code.



63. The Corporate Merger, Partnership Merger, and other transactions described in the Joint Proxy are being effected for bona fide business reasons as articulated in such Joint Proxy.

64. None of the compensation received by any shareholder-employee of Prime will be separate consideration for, or allocable to, any of his or her Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares or Prime Series C Preferred Shares. The compensation paid to any shareholder-employee of Prime will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received by any shareholder-employee of Prime will be in exchange for, or in consideration of, services rendered to Prime or any Affiliate by such shareholder-employee.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on behalf of Prime, Prime's Affiliates and shareholders, Prime Partnership, New Prime, and New Prime's Affiliates and shareholders this ___th day of _____, 1998.


                              PRIME RETAIL, Inc.


                              By:  ______________________________
                              Its: Senior Vice President--
                                   General Counsel and Secretary

                                 HORIZON GROUP, INC.
                                   5000 HAKES DRIVE
                            NORTON SHORES, MICHIGAN 49441


                                    April 6, 1998


Rudnick & Wolfe                                   Winston & Strawn
203 North LaSalle Street                          35 West Wacker Drive
Suite 1800                                        Chicago, Illinois 60601
Chicago, Illinois  60601

    Re: TAX OPINIONS FOR THE REINCORPORATION MERGER AND THE CORPORATE MERGER - OFFICER'S CERTIFICATE

Ladies and Gentlemen:

    In connection with: (A) the merger (the "Reincorporation Merger") of Horizon Group, Inc., a Michigan corporation ("Horizon"), with and into Sky Merger Corp., a Maryland corporation ("Sky Merger"), with Sky Merger as the surviving corporation; and (B) the merger (the "Corporate Merger") of Prime Retail, Inc., a Maryland corporation ("Prime") with and into Sky Merger, with Sky Merger as the surviving corporation to be renamed "Prime Retail, Inc." ("New Prime"), and pursuant to the Joint Proxy Statement/Prospectus/Information Statement included in the Registration Statement on Form S-4 (File No. 333-___), filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), and certain related transactions, Rudnick & Wolfe, as special counsel for Horizon and Sky Merger, and Winston & Strawn, as special counsel for Prime, have each been requested to render an opinion concerning certain federal income tax consequences of: (1) the Reincorporation Merger, and (2) the Corporate Merger (the Reincorporation Merger and the Corporate Merger are referred to herein, collectively, as the "Mergers"). Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

    The Reincorporation Merger will be consummated pursuant to: (i) an Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998, (the "Merger Agreement") by and among Prime, Horizon, Sky Merger, Prime Retail, L.P., a Delaware, limited partnership ("Prime Partnership"), Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), Horizon Group Properties, Inc., a Maryland corporation ("HGP"), and Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP");
(ii) the Articles of Merger, by and between Horizon and Sky Merger, entered into in connection with the Merger Agreement (the "Reincorporation Articles of Merger"); and (iii) the Certificate of Merger, by and between Horizon and Sky Merger, entered into in connection with the Merger Agreement (the "Reincorporation Certificate of Merger").

April 6, 1998
Page 2

    The Corporate Merger will be consummated pursuant to (i) the Merger Agreement, and (ii) the Articles of Merger, by and between Prime and Sky Merger, entered into in connection therewith (the "Corporate Articles of Merger").

    In connection with the issuance of your legal opinions as described above, Horizon, on behalf of itself, Sky Merger, and Horizon Partnership hereby makes the following representations (intending that Rudnick & Wolfe and Winston & Strawn will rely on such representations in rendering their opinions), each of which will be true as of the effective times of the Reincorporation Merger and the Corporate Merger, respectively, and thereafter, where relevant:

    1. The Mergers are being effected for bona fide business reasons as described in the Joint Proxy Statement/Prospectus/Information Statement.

    2. The fair market value of the Sky Merger Common received by each holder of Horizon Common will be equal to the fair market value of the Horizon Common surrendered in the exchange pursuant to the Reincorporation Merger.

    3. The fair market value of the New Prime Common and New Prime Series B Preferred will be equal to the fair market value of the Sky Merger Common converted in the Corporate Merger.

    4. Sky Merger has no plan or intention to reacquire any of the Sky Merger Common to be issued in the Reincorporation Merger.

    5. Sky Merger has no plan or intention to sell or otherwise dispose of any of the assets acquired from Horizon in the Merger except for (i) dispositions made in the ordinary course of business and (ii) transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations
Section 1.368-2(j)(4).

    6. Following the Reincorporation Merger, Sky Merger will continue the historic business of Horizon and will use substantially all of Horizon's historic business assets in a the historic business of Horizon.

    7. Horizon and the shareholders of Horizon will pay their respective expenses incurred in connection with both the Reincorporation Merger and the Corporate Merger, and will not pay the expenses of Sky Merger and/or Prime and/or their respective shareholders, except

April 6, 1998
Page 3

for those expenses of Sky Merger and/or Prime that are solely and directly related to the Reincorporation Merger and/or the Corporate Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

    8. Sky Merger and the shareholders of Sky Merger will pay their respective expenses incurred in connection with both the Corporate Merger and the Reincorporation Merger, and will not pay the expenses of Horizon and/or Prime and/or their respective shareholders, except for those expenses of Horizon and/or Prime that are solely and directly related to the Reincorporation Merger and/or the Corporate Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

    9. There is no intercorporate indebtedness existing between: (i) Horizon and Sky; (ii) Horizon and Prime; or (iii) Sky Merger and Prime that was issued, acquired or will be settled at a discount.

    10. Although Horizon is an "investment company," as defined in Code Sections 368(a)(2)(F)(iii) and (iv), Horizon is also a real estate investment trust, as defined in Code Section 856(a), described in Code Section 368(a)(2)(F)(i).

    11. Neither Horizon nor Sky Merger are under the jurisdiction of a court in a title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

    12. None of the compensation received by any shareholder-employee of Horizon will be separate consideration for, or allocable to, any of his or her Horizon Common or Sky Merger Common. The compensation paid to any shareholder-employee of Horizon will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the Sky Merger Common, New Prime Common or New Prime Series B Preferred Shares received by any shareholder-employee of Horizon will be in exchange for, or in consideration of, services rendered to Horizon or any other entity by such shareholder-employee.

    13. The payment of cash in lieu of fractional shares of New Prime Common and/or New Prime Series B Preferred is solely for the purpose of avoiding the expense and inconvenience to New Prime of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Corporate Merger to holders of Sky Merger Common in lieu of issuing fractional shares of New Prime Common and/or New Prime Series B Preferred will not exceed one percent of the total

_____________, 1998
Page 4

consideration that will be issued in the Corporate Merger to the holders of Sky Merger Common in exchange therefore. The fractional share interests of each holder of Sky Merger Common will be aggregated, and no holder of Sky Merger Common will receive cash in an amount greater than the value of one share of New Prime Common or New Prime Series B Preferred, respectively.

    14. The principal purpose of Sky Merger's assumption of liabilities and/or acquisition of properties subject to liabilities in connection with the Reincorporation Merger is not to avoid federal income tax, and Sky Merger has a valid business purpose for assuming any liabilities and/or acquiring properties subject to liabilities in connection with the Reincorporation Merger.

    15. The principal purpose of Sky Merger's assumption of liabilities and/or acquisition of properties subject to liabilities in connection with the Corporate Merger is not to avoid federal income tax, and Sky Merger has a valid business purpose for assuming any liabilities and/or acquiring properties subject to liabilities in connection with the Corporate Merger.

    16. Horizon has the corporate power and authority to make all of the representations contained herein.

    17. Sky Merger has the corporate power and authority to make all of the representations contained herein.


                                       HORIZON GROUP, INC., a Michigan
                                       corporation


                                       By:_____________________________________
                                            Name:______________________________
                                            Its:_______________________________


                                       SKY MERGER CORP., a Maryland corporation


                                       By:_____________________________________
                                            Name:______________________________
                                            Its:_______________________________